Exhibit 8


              [HASKELL SLAUGHTER & YOUNG, L.L.C. LETTERHEAD]





                                                PLEASE REPLY TO: BIRMINGHAM


                               July 23, 1996


Cobb Theatres, L.L.C.
Cobb Finance Corp.
The Cobb Building
24 Montclair Road
Birmingham, Alabama  35213

     RE:  EXCHANGE OFFER, 10-5/8% NEW SENIOR SECURED NOTES DUE
          2003 FOR 10-5/8% SENIOR SECURED NOTES DUE 2003

Gentlemen:

     We have served as counsel for Cobb Theatres, L.L.C., an Alabama limited liability company (the "Company" or "Cobb"), and Cobb Finance Corp., an Alabama corporation and a wholly-owned subsidiary of the Company ("Finance Corp." and, together with the Company, the "Issuers"), in connection with the proposed exchange offer (the "Exchange Offer") which is more fully described in the Registration Statement on Form S-4 (Commission File No. 333-2724) filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on July 23, 1996 (the "Registration Statement"), by the Issuers, to exchange $1,000 principal amount of its 10-5/8% New Senior Secured Notes due 2003 (the "New Senior Secured Notes") for each $1,000 principal amount of its outstanding 10-5/8% Senior Secured Notes due 2003 (the "Original Senior Secured Notes"), of which $85,000,000 in aggregate principal amount are outstanding as of the date hereof. All capitalized terms, unless otherwise specified, shall have the meanings assigned to them in the Registration Statement.

     In connection with our opinion, we have examined or are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deem necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, legal capacity of all natural persons, authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In rendering the opinion set forth below, we relied upon certain written representations and covenants of the Company and Finance Corp., which are annexed hereto.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we considered relevant.

     Based upon and subject to the foregoing, we are of the opinion that, because the New Senior Secured Notes should not be considered to differ materially either in kind or in extent from the Original Senior Secured Notes pursuant to Treasury Regulations promulgated under Section 1001 of the Code and proposed Treasury Regulation Sec. 1.1001-3, which will be applicable only to modifications of debt instruments following a period of time after the publication of final regulations, the exchange of the New Senior Secured Notes for the Original Senior Secured Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes. As a result, no material federal income tax consequences should result to holders exchanging Original Senior Secured Notes for New Senior Secured Notes. If, however, the exchange of Original Senior Secured Notes for New Senior Secured Notes were treated as an "exchange" for federal income tax purposes, such transaction will constitute a reorganization under Section 368(a) of the Code for federal income tax purposes and holders of the Original Senior Secured Notes, who receive solely New Senior Secured Notes in exchange therefor, will not recognize any gain or loss upon such exchange.

     Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Exchange Offer or any other transaction related to the Exchange Offer or contemplated by the Exchange Offer.

     We hereby consent to the use of our name under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" in the Prospectus which forms a part of the Registration Statement, and to the filing of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,

                              HASKELL SLAUGHTER & YOUNG, L.L.C.


                              By       /s/ Ross N. Cohen
                                 ------------------------------------------
                                         Ross N. Cohen